EXHIBIT 10.1
FIRST MODIFICATION TO
LOAN AND SECURITY AGREEMENT
     This First Modification to Loan and Security Agreement (the “First Modification”) is entered into as of September 30, 2005 by and between Therma-Wave, Inc., a California corporation (“Borrower”) and Silicon Valley Bank, a California-chartered bank (“Bank”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to that certain Amended and Restated Loan and Security Agreement dated as of June 10, 2005 (as may be amended from time to time, the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the principal amount of up to Fifteen Million Dollars ($15,000,000.00). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded to them in the Loan Agreement; provided, that all indebtedness owing by Borrower to Bank under the Loan Agreement shall be referred to herein as the “Indebtedness.”
2. DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement and herein. Hereinafter, all documents securing repayment of the Indebtedness, together with all other documents evidencing or securing the Indebtedness, shall be referred to as the “Existing Loan Documents.”
3. DESCRIPTION OF CHANGES TO THE TERMS OF THE EXISTING LOAN DOCUMENTS.
     3.1 Maturity Date. Section 6.1 of the Loan Agreement is hereby amended and restated in its entirety to read in full as follows:
This Agreement shall continue in effect until the Term Loan Maturity Date set forth in Section 1.7 of the Schedule, subject to Section 6.3 below, provided, however that the Domestic Credit Line and EXIM Credit Line shall terminate on the Maturity Date set forth in Section 4 of the Schedule, and on that date all Loans outstanding together with accrued interest and other amounts owed to Bank thereunder shall become due and payable.
     3.2 Early Termination. Section 6.2 of the Loan Agreement is hereby amended and restated in its entirety to read in full as follows:
This Agreement may be terminated prior to the Term Loan Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee as follows: (i) if the termination occurs prior to the Maturity Date then the amount of the early termination fee will equal the sum of (A) either: (y) one percent (1.0%) of the Credit Limit if the Agreement is terminated on or before June 10, 2006 or (z) one-half of one percent (0.5%) of the Credit Limit if the Agreement is terminated after June 10, 2006 and before the Maturity Date plus (B) either: (y) 1.5% of the outstanding principal amount of the Term Loan at the date of termination, if the termination occurs on or before September 30, 2007 or (z) 0.5% of the outstanding principal amount of the Term Loan at the date of termination, if the termination occurs after September 30, 2007 or (ii) if the termination occurs after the Maturity Date, then the amount of the early termination fee will equal to either (1) 1.5% of the outstanding principal amount of the Term Loan at the date of termination, if the termination occurs on or before September 30, 2007 or (2) 0.5% of the outstanding principal amount of the Term Loan at the date of termination, if the termination occurs after September 30, 2007. Notwithstanding the foregoing, no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.
     3.3 Payment of Obligations. Section 6.3 of the Loan Agreement is hereby amended and restated in its entirety to read in full as follows:
Payment of Obligations. On the Term Loan Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations under this Agreement, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations under this Agreement are otherwise then due and payable. Without limiting the generality of the foregoing, any amounts due under the Domestic Credit Line or EXIM Credit Line shall be due and payable on the Maturity Date, or on any earlier effective date of termination. If on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon or outstanding FX Forward Contracts, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit and the FX Reserve plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit or FX Forward Contracts, pursuant to Silicon’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations under this Agreement have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation hereunder to Silicon, until all of the Obligations hereunder have been paid and performed in full. Upon payment and performance in full of all the Obligations under this Agreement and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon’s security interests. Silicon agrees to execute and deliver to Borrower from time to time such Collateral releases as Borrower may request and as are necessary to give other lenders or lessors that finance the purchase of Equipment and related software after the date hereof a first priority Lien in such Equipment and related software so long as the Liens and Indebtedness incurred with respect thereto are permitted under this Agreement; provided that Silicon may, in its sole discretion, refuse to make any further loans after termination.
     3.4 Payment of Obligations. Section 8 of the Loan Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:
“ Domestic Credit Line” is the line of credit described in Section 1.1 of the Schedule.
“EXIM Credit Line” is the line of credit described in Section 1.2 of the Schedule.
     3.5 Term Loan. Section 1.7 of Schedule 1 of the Loan Agreement (the “Schedule”) is hereby added to read in full as follows:
1.7 Term Loan. Bank will make a term loan available to Borrower in an amount not to exceed $5,000,000 (the “Term Loan”), which shall be made in a single draw by Borrower no later than September 30, 2005. Borrower will pay interest on the Term Loan commencing on October 31, 2005, and then on the last day of each month thereafter until September 30, 2006. Commencing October 31, 2006, Borrower will pay 24 equal installments of principal plus interest, which shall be payable on the last day of each month until September 30, 2008 (the “Term Loan Maturity Date”). On the Term Loan Maturity Date, all principal and interest due on the Term Loan shall be paid in full.

     3.6 Maximum Outstanding. Section 1.8 of Schedule 1 of the Loan Agreement is hereby added to read in full as follows:
1.8 Maximum Outstanding. Notwithstanding anything to the contrary in this Section 1, amounts outstanding under Section 1.1, 1.2 and 1.7 (the “Amounts Outstanding”) shall at no time exceed $15,000,000. If the Amounts Outstanding exceed $15,000,000 at any time, it will be considered an Overadvance and Borrower must immediately pay Bank the excess. Without limiting Borrower’s obligation to repay Bank the amount of such Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     3.7 Interest. Section 2.4 of the Schedule is hereby added to read in full as follows:
2.4 Interest Rate for the Term Loan. A rate equal to the “Prime Rate” in effect from time to time, plus 2.5 percentage points.
     3.8 Term Loan Fee. Section 3.4 of the Schedule is hereby added to read in full as follows:
3.4 Term Loan Fee. Borrower shall pay to Bank a Term Loan Fee in the amount of $25,000.00 the date the Term Loan is made. The Term Loan Fee is fully earned upon payment and is non-refundable. The good faith deposit of $15,000 which Borrower paid to Bank shall be credited against the Term Loan Fee.
     3.9 Financial Covenants.
     (a) Section 5.2 of the Schedule is hereby amended and restated to read in full as follows:
5.2 Minimum Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of not less than (1) $16,000,000 for the month ended August 31, 2005; (2) $22,750,000 for the month ended September 30, 2005; (3) $19,750,000 for the months ended October 31, 2005 through December 31, 2005; and (4) $17,750,000 thereafter, plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 25% of the Borrower’s net income in each fiscal quarter ending after the date hereof. Increases in the Minimum Tangible Net Worth covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth covenant be decreased.
(b) Section 5.4 of the Schedule is hereby added to read in full as follows:
5.4 Minimum Liquidity Ratio. Borrower shall maintain a Minimum Liquidity Ratio of at least 2.0 to 1.0 at all times, tested weekly. Minimum Liquidity Ratio is calculated as (i) unrestricted cash and cash equivalents held at the Bank plus availability under the Domestic Credit Line and EXIM Credit Line divided by (ii) the outstanding amount of the Term Loan.
4. AMENDMENT TO STREAMLINE FACILITY AGREEMENT. The second paragraph of the Streamline Facility Agreement, dated June 10, 2005, between Borrower and Bank (the “Streamline Agreement”), is hereby amended and restated to read in full as follows:
“This will confirm the agreement of Silicon and Borrower that the following provisions shall apply, effective from and after the date hereof, so long as: (i) no Default or Event of Default has occurred and is continuing; (ii) Borrower is not in breach of its obligations under this Agreement; and (iii) either: (1) there are no Obligations outstanding with respect to the Domestic Credit Line of the EXIM Credit Line (but without taking into account outstanding Letters of Credit) or (2) outstanding Letters of Credit do not exceed $3,500,000 in the aggregate (such application of the following provisions is referred to as the “Streamline Option”):
5. AMENDMENT TO STREAMLINE FACILITY AGREEMENT. Section 2 of the Streamline Agreement is hereby amended and restated to read in full as follows:
Daily Delivery of Proceeds of Accounts Not Required. Notwithstanding anything in this Agreement to the contrary, so long as (i) there are no extensions of credit (other than Letters of Credit) under either of the Domestic Credit Line or the EXIM Credit Line or (ii) outstanding Letters of Credit do not exceed $3,500,000 in the aggregate, Borrower shall not be required to deliver the proceeds of Accounts to Silicon upon receipt as provided in Section 4.4 of the Loan Agreement; provided that if any Event of Default has occurred and is continuing, without limiting its other rights and remedies, Silicon shall have the right to require that all proceeds of all Accounts be delivered to Silicon upon receipt and in the form received.
6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described in Section 3 hereof.
7. NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts of the Indebtedness.

8. CONTINUING VALIDITY. Borrower understands and agrees that, in modifying the Existing Loan Documents, Bank is relying upon Borrower’s representations, warranties and agreements, all as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this First Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect, and hereafter the Existing Loan Documents shall include the terms of this First Modification as if set forth therein in full. Bank’s agreement to modifications to the Existing Loan Documents pursuant to this First Modification shall in no way obligate Bank to make any future modifications to the Existing Loan Documents. Nothing in this First Modification shall constitute a satisfaction of the Indebtedness or any portion thereof. It is the intention of Bank and Borrower to retain Borrower as the liable party under the Existing Loan Documents, and Borrower is not released by virtue of this First Modification. The terms of this paragraph apply not only to this First Modification, but also to all subsequent loan modification agreements.
9. CONDITION PRECEDENT TO EFFECTIVENESS. Before this First Modification, (and Bank’s and Borrower’s respective rights and obligations hereunder) shall be effective, Borrower shall have (i) paid to Bank all Bank Expenses incurred by Bank in connection with its entering into this First Modification and (ii) deliver a warrant to Bank for its capital stock in form and substance satisfactory to Bank.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute and deliver this First Modification as of the date first set forth above.

BORROWER:	BANK:

THERMA-WAVE, INC.,	SILICON VALLEY BANK,
a Delaware corporation	a California-chartered bank

By: /s/ Boris Lipkin	By: /s/ Tim Walsh
Name: Boris Lipkin	Name: Tim Walsh
Title: President & Chief Executive Officer	Title: Senior Relationship Manager